Exhibit 99.2

PepperLime Health Acquisition Corporation Announces Closing of Exercise of Underwriters’ Over-Allotment Option

October 29, 2021, 19:13 ET

SAN FRANCISCO, Oct. 29, 2021 (GLOBE NEWSWIRE) -- PepperLime Health Acquisition Corporation (the “Company”), a Cayman Islands exempted company that is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, today announced the closing of the issuance of 2,000,000 units pursuant to the partial exercise of the underwriters’ option to purchase additional units in connection with the Company’s previously announced initial public offering. The additional units were sold at $10.00 per unit, resulting in gross proceeds of $20,000,000 and bringing the total gross proceeds from the Company’s initial public offering to $170,000,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

While the Company may pursue an initial business combination target in any business or industry, the Company intends to target companies at the intersection of technology and consumer health and wellness. The additional proceeds from the exercise of the over-allotment option will be used to fund the business combination.

The units began trading on the Nasdaq Global Market under the ticker symbol “PEPLU” on October 15, 2021. Each unit consists of one Class A ordinary share of the Company and one-half of one warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq Global Market under the symbols “PEPL” and “PEPLW,” respectively.

Oppenheimer & Co. Inc. acted as the sole underwriter for the offering.

The offering was made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained from: Oppenheimer & Co. Inc., Attn: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, telephone: (212) 667-8055 or email: EquityProspectus@opco.com.

A registration statement relating to the offering has been filed with, and declared effective by, the U.S. Securities and Exchange Commission (the “SEC”) on October 14, 2021. Copies of the registration statement, as amended, can be accessed through the SEC’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and any prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

PepperLime Health Acquisition Corporation
www.pepperlimehealth.com
Ramzi Haidamus
(415) 263-9939

2